EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-158276, No. 333 149988, No. 333 145505, 333-148075, 333-134383, 333-117945, and 333-108314 on Form S-8 and Registration Statement No. 333-145504 on Form S-3, of our report dated March 30, 2010, relating to the financial statements of VIA Pharmaceuticals, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern uncertainty) appearing in this Annual Report on Form 10-K of VIA Pharmaceuticals, Inc. for the year ended December 31, 2009.
/s/ Deloitte & Touche LLP
San Francisco, California
March 30, 2010